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Exhibit 10.18

PTP-2 LEASE

PRIME LEASE

        This Lease Agreement is made this 12th day of February, 2003, by and between BAE SYSTEMS Information and Electronic Systems Integration Inc., a Delaware Corporation ("Landlord"), and Benchmark Electronics, Inc., a Texas Corporation ("Tenant").

WITNESSETH:

        WHEREAS, Landlord is the owner of the real property and an office building consisting of approximately 250,000 square feet, located within the Pope Technical Park in Hillsborough County, New Hampshire, commonly known as Building #2, 65 River Road, Hudson, New Hampshire 03051 (the "Premises"), a map of which is attached hereto as Exhibit A;

        WHEREAS, Lockheed Martin Corporation ("Lockheed") and Tenant entered into that certain CE Facility Lease ("Original Lease"), dated February 23, 1998, whereby Tenant first leased the Premises, the term of which Original Lease was extended through February 22, 2004 by the February 23, 2000 First Amendment to CE Facility Lease by and between Lockheed and Tenant ("Amendment");

        WHEREAS, Landlord, by virtue of that certain Assignment and Assumption of Lease, between Lockheed and Landlord, dated November 27, 2000, succeeded to the rights and obligations of Lockheed under the Original Lease and Amendment; and

        WHEREAS, Landlord has agreed to lease the Premises to Tenant and Tenant has agreed to lease the Premises from Landlord on the terms and conditions set forth in this Lease and to substitute the same for the Original Lease and Amendment; and

        WHEREAS, Landlord and Tenant intend that the rights and obligations of the parties which arose upon the commencement of the Original Lease and which by their nature ought to continue are carried forward and incorporated into this Lease and deemed to have been effective from February 23, 1998.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

ARTICLE I
TERM

        Section 1.01 Term. The term (the "Prime Term") of this Lease shall commence on January 1, 2003 (the "Commencement Date") and shall continue through December 31, 2006 (the "Expiration Date").

        Section 1.02 Additional Term. In the event that Tenant shall desire to extend this Lease beyond the Prime Term, Tenant shall be permitted to extend this Lease for one additional term of four years (the "Additional Term") following the expiration of the Prime Term. Tenant shall provide Landlord with written notice of its intention with regard to extending this Lease at least 180 days before the expiration of the Prime Term.

ARTICLE II
THE PREMISES

        Section 2.01 Use of Premises. Tenant may continue to use and occupy the Premises during the Prime Term and any Additional Term of this Lease for offices or manufacturing and for no other purposes except with the prior written consent of Landlord, provided that any such use of the Premises shall at all times comply in all material respects with all applicable laws and regulations, including zoning and land use laws and regulations.

        Section 2.02 Access, Utilities, and Parking. Landlord shall provide Tenant with adequate rights (i) of ingress and egress from a publicly dedicated road to the Premises and (ii) to public utilities in order to operate the Premises in the manner currently being utilized. Additionally, Tenant shall be entitled to the use of the parking lots located at the Premises.

        Section 2.03 Services Provided by Landlord. Landlord shall provide Tenant electric power, water, sewer, fire protection (consisting only of sprinklers, fire extinguishers and smoke detectors), outside maintenance services (including plowing for the roads and parking lots of the Premises) for the Premises. Tenant shall reimburse Landlord for expenses incurred in providing these services pursuant to the terms of Section 3.02.

        Section 2.04 Services Not Provided by Landlord. Tenant, at its own expense, shall be responsible for plant engineering services (including, but not limited to, procuring heating and air conditioning maintenance and repair, ordinary interior repair, maintenance (as described in Article XII herein) and security for the Premises), janitorial services, trash removal and interior window washing for the Premises.

ARTICLE III
RENT

        Section 3.01 Base Annual Rent. Tenant shall pay rent to the Landlord on an annual per square foot basis, in equal, consecutive, monthly installments ("Rent"). Landlord acknowledges that Tenant has paid the first payment of the Rent which was due and payable on the Commencement Date. Each subsequent payment of the Rent shall be due and payable on the first day of each month for the Prime Term and, if applicable, Additional Term of the Lease. In the event any such Rent shall not have been paid by the close of business on the fifth calendar day following the due date for such Rent, Tenant shall pay to Landlord a late fee equal to 5% of the overdue amount. Tenant shall pay Landlord Rent as follows:

  (a)
  $7.00 per square foot per year during the Prime Term of January 1, 2003 through December 31, 2006.

  (b)
  $7.18 per square foot per year during the first year of the Additional Term, January 1, 2007 through December 31, 2007, if applicable.

  (c)
  $7.35 per square foot per year during the second year of the Additional Term, January 1, 2008 through December 31, 2008, if applicable.

  (d)
  $7.54 per square foot per year during the third year of the Additional Term, January 1, 2009 through December 31, 2009, if applicable.

  (e)
  $7.73 per square foot per year during the fourth year of the Additional Term, January 1, 2010 through December 31, 2010, if applicable.

        Section 3.02 Additional Rent. Tenant shall pay as additional rent the costs associated with real property taxes, casualty and liability insurance policies, which costs shall be pro-rated by a mutually agreed upon amount based upon Tenant's square footage percentage leased of Landlord's Premises, and the services provided by Landlord pursuant to Section 2.03 for the Premises (the "Additional Rent"). Any such Additional Rent shall be due and payable within 10 days of receipt by Tenant of a written request for payment thereof and reasonable documentation regarding such Additional Rent.

ARTICLE IV
SIGNS

        Section 4.01 Signs. Tenant shall have the right, at its expense, to maintain within or on the exterior of the building, or at its entrance to the Premises, such signs, directories or marquees as shall serve to identify Tenant and to direct guests to Tenant's place of business. Such signs, directories, or marquees shall be subject to compliance with local zoning ordinances and Landlord's approval, which shall not be unreasonably withheld.

ARTICLE V
TRANSFER AND SUBLETTING

        Section 5.01 Transfer and Subletting. Tenant shall not sublet, assign, transfer, vacate, or in any manner dispose of the Premises or any part thereof for all or any part of the Prime Term and any Additional Term of this Lease, other than to Landlord under a sublease, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

ARTICLE VI
SURRENDER OF PREMISES

        Section 6.01 Surrender of Premises. Upon expiration or termination of this Lease, Tenant shall peaceably surrender the Premises in the condition in which they existed at the commencement of the Original Lease, with the exception of reasonable wear and tear and alterations which Landlord, in its sole discretion, agrees to retain, and with the exception of any portion of the Premises subleased to Landlord by Tenant should this Prime Lease and such sublease terminate contemporaneously. Tenant shall ensure that the Premises are broom clean. Prior to the expiration or termination of this Lease, Tenant shall remove from the Premises all Hazardous Substances (as defined in Section 13.01) used in, or as part of its business that were placed in or on the Premises at any time by Tenant, its officers, directors, employees, agents or predecessors in interest. However, nothing in this Lease shall require either Landlord or Tenant to remove asbestos containing building materials present upon the Premises prior to the commencement of the Original Lease. Any personal property left upon the Premises on the Expiration Date shall, at Landlord's sole option, be removed and stored for Tenant's account or be deemed to have been abandoned by Tenant.

ARTICLE VII
SALE OF PREMISES

        Section 7.01 Cooperation Between Parties. Tenant acknowledges that Landlord may actively market the Premises for sale to a third party at any time during the Prime Term or any Additional Term of this Lease and grants Landlord, its agents and prospective purchasers access to the Premises upon two business days' prior written notice at reasonable times during normal business hours for the purpose of viewing the Premises. Landlord may also place advertisements on or about the Premises for the sale or lease of property.

ARTICLE VIII
IMPROVEMENTS TO PREMISES

        Section 8.01 Alterations and Additions. Tenant shall not make any alterations, additions, or improvements to the Premises costing in excess of $25,000, without the prior written consent of Landlord. In no event shall any structural change or any change or modification to the structure or the Premises' heating, electrical, or plumbing services, regardless of cost, be undertaken by Tenant without Landlord's prior written consent. Any alterations, additions, or improvements shall be done strictly in conformity with the applicable county, city, and state laws and ordinances and building and zoning rules and regulations. Tenant hereby expressly assumes full responsibility for all damages and for injuries which may result to any person or property by reason of or resulting from said alterations, additions, or improvements made by Tenant from the commencement of the Original Lease, and shall hold Landlord harmless with respect thereto, except with respect to those injuries and damages arising out of Landlord's fault or negligence. Upon the expiration or termination of this Lease, all alterations, additions, and improvements to the Premises made by Tenant shall, at Landlord's option, be removed and the Premises restored as much as reasonably possible to their original condition or become the property of Landlord. Landlord reserves the right, at any time, to alter the Premises or add thereto, as long as the making of such alteration or addition does not unduly disturb Tenant's quiet enjoyment of the Premises.

        Section 8.02 Approval of Landlord Required. No such alterations, additions or improvements for which Landlord's prior approval is required may be commenced in the Premises until Tenant has prepared or had prepared plans and specifications for the work and furnished them to Landlord for Landlord's review and approval.

        Section 8.03 Payment by Tenant. Tenant shall pay, when due, any and all sums of money that may be due for any labor services, materials, supplies, or equipment alleged to have been furnished or to be furnished to or for Tenant in, on, or about the Premises and which may be secured by any mechanics, material, or other liens against the Premises or of Landlord's interest therein, and Tenant shall cause each such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures or becomes due.

ARTICLE IX
LIABILITY

        Section 9.01 Liability. Landlord shall not be liable for, and Tenant shall indemnify and hold Landlord harmless from, any loss, damage or injury to Tenant or to its officers, directors, agents, employees, business invitees, contract laborers, or any other person or persons coming upon the Premises in connection with Tenant's business or its occupancy of the Premises, or to any goods, chattels or other property of Tenant, or any other person or persons who may, during the term of this Lease, be present on or about the Premises, except for loss, damage or injury caused directly by Landlord's gross negligence or willful misconduct or breach of this Lease. Landlord shall not be liable for, and Tenant shall indemnify and hold Landlord harmless from, any loss or damage to Tenant's personal property and to personal property of others in Tenant's possession or under Tenant's care and control located within the Premises, whether such damage is caused or contributed to by fire, water, rain, snow, breakage of pipes, acts of God, leakage, or in the event that such damage is due to the fault or negligence of Tenant, its agents or employees, business invitees, and contract laborers. Tenant shall carry insurance to cover damage by fire or other casualty to Tenant's personal property.

        Section 9.02 Limitation of Liability. In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of either party provided in Article XI of this Lease.

ARTICLE X
INSPECTION

        Section 10.01 Landlord's Inspection. Upon prior notice, Landlord and persons designated by Landlord have the right to enter the Premises at reasonable hours to examine the same and to do such work as Landlord is obligated to do under the terms of this Lease, or to do such work as Landlord shall deem necessary for the safety or preservation of the Premises; provided however, that the same shall not interfere unreasonably with the conduct of Tenant's business.

        Section 10.02 Quiet Enjoyment. Subject to the terms of this Lease, Landlord covenants that if Tenant pays the Rent pursuant to Section 3.01 and the Additional Rent pursuant to Section 3.02 and performs all of its obligations provided for herein and observes all of the other provisions hereof, Tenant shall at all times during the Prime Term and any Additional Term peaceably and quietly have, hold and enjoy the Premises without any interruption or disturbance from Landlord.

ARTICLE XI
INDEMNIFICATION

        Section 11.01 Indemnification. Tenant shall defend and indemnify Landlord and agrees to hold Landlord harmless from any injury, loss, cost or damage to Landlord or Landlord's officers, directors, agents or employees and from any and all liability for injury to third persons or damage to the property of third persons, including expenses, and reasonable counsel fees, to the extent they arise out of the negligent or unlawful acts or omissions of Tenant, Tenant's officers, directors, agents, consultants, contract laborers, invitees or employees. This duty to defend, indemnify and hold harmless shall survive indefinitely the expiration or termination of this Lease. Landlord shall defend and indemnify Tenant and agrees to hold Tenant harmless from any injury, cost or damage to Tenant or Tenant's agents or employees and from any and all liability for injury to third persons or damage to the property of third persons, including expenses, and reasonable counsel fees, occurring by reason of any grossly negligent or unlawful acts or omissions of Landlord, Landlord's agents, consultants, contract laborers, and invitees or employees. The Landlord's duty to defend, indemnify and hold Tenant harmless shall survive the expiration or termination of this Lease.

        Section 11.02. Environmental Indemnification. Tenant shall defend and indemnify Landlord and agrees to hold Landlord harmless from any and all Damages (as defined below) arising during or after the Original Lease, the Prime Term or, if applicable, Additional Term of this Lease from or in connection with the use, storage, generation, disposal, discharge, release, or emission of Hazardous Substances (as defined in Section 13.01) in, on or about the Premises by Tenant, Tenant's agents, employees, contractors, or invitees. This duty to defend, indemnify and hold harmless shall expressly include, without limitation, any and all such Damages due to any Remedial Action (as defined below), and shall survive indefinitely the expiration or termination of this Lease.

        Landlord shall defend and indemnify Tenant and agrees to hold Tenant harmless from any and all Damages (as defined below) arising during the Original Lease, the Prime Term or, if applicable, the Additional Term of this Lease from or in connection with the use, storage, generation, disposal, discharge, release, or emission of Hazardous Substances (as defined in Section 13.01) in, on or about the Premises by Landlord, Landlord's agents, employees, contractors, or invitees. This duty to defend, indemnify and hold harmless shall expressly include, without limitation, any and all such Damages due to any Remedial Action (as defined below), and shall survive indefinitely the expiration or termination of this Lease.

        For the purposes of this Section 11.02, "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid in settlement, including, without limitation, reasonable costs, fees, and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators, and any other agents or representatives of such person (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement of any portion of such amounts, including, without limitation, reimbursement by way of insurance, third party indemnification, or the inclusion of any portion of such amounts as a cost under Government Contracts), but specifically excluding (i) any costs incurred by or allocated to Landlord with respect to time spent by employees of Landlord or any of its affiliates, (ii) any consequential, exemplary, or punitive damages and (iii) the decrease in the value of any asset to the extent that such valuation is based on a use of such asset other than its use as of the Commencement Date.

        For the purposes of this Section 11.02, "Remedial Action(s)" means the investigation, clean-up, or remediation of contamination or environmental degradation or damage caused by, related to, or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including, without limitation, investigations, response, and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, arid clean-up requirements under similar state Environmental Laws (as defined in Section 13.01).

ARTICLE XII
MAINTENANCE

        Section 12.01 Maintenance of Premises. Except for those parts of the Premises for which the Landlord is expressly responsible under the terms of this Lease, Tenant agrees to maintain the Premises, including the heating and electrical systems for the Premises, in substantially the same condition as they are on the Commencement Date, reasonable wear and tear, approved alterations and damage by fire and other casualty excepted, acknowledging that the Premises are now in good condition. Tenant shall not permit the Premises to be overloaded, damaged, stripped or defaced, nor to suffer any waste. Landlord shall, at its cost and expense, maintain and repair the roof, exterior walls, foundations and all other structural elements of the Premises, including but not limited to docks, heat pumps, transformers, cooling towers and all utilities to the building.

ARTICLE XIII
ENVIRONMENTAL SAFETY

        Section 13.01 Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances (as defined below) to be used, stored, generated, or disposed of in, on, or about the Premises by Tenant, its agents, employees, contractors, or invitees, except for such Hazardous Substances as are normally utilized in an office or manufacturing environment. Any such Hazardous Substances permitted on the Premises as hereinabove provided, and all containers therefor, shall be used, kept, stored, and disposed of in a manner that complies with all Environmental Laws. Tenant shall not discharge, release, or emit Hazardous Substances on or about the Premises so as to pollute or contaminate air, soil (including sediment and subsurface soil), or water (including groundwater). Any testing, control, or treatment of discharges, releases, or emissions of Hazardous Substances required as a result of Tenant's use and occupancy of the Premises shall be solely the responsibility of Tenant, and costs incurred by Landlord in effecting any such tests, controls, or treatment shall be reimbursed by Tenant to Landlord upon demand as Additional Rent. Landlord reserves the right to enter upon the Premises at any time throughout the Prime Term or, if applicable, Additional Term of this Lease to assure compliance with this Section 13.01.

        For the purposes of this Section 13.01 and Sections 6.01 and 11.02, "Hazardous Substances" means substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "pollutants," or "contaminants," and any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, or material, including, without limitation, asbestos and petroleum, its derivatives, by-products and other hydrocarbons, in each case as regulated under any Environmental Law.

        For the purposes of this Section 13.01 and Section 11.02, "Environmental Laws" means any and all past, present, or future federal, state, local, and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, injunctions, judicial decisions, permits, or governmental restrictions or agreements with any governmental authority, which relate to the environment, human health and safety, or to pollutants, contaminants, wastes, or chemicals or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substances, wastes, or materials or which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called "Superfund" or "Superlien" law, and the Occupational Safety and Health Act of 1970, as amended.

ARTICLE XIV
BREACH

        Section 14.01 Breach or Default by Tenant. Any breach by Tenant of any conditions of this Lease, other than payment of the Rent pursuant to Section 3.01, may be cured by Landlord for the account of and at the expense of Tenant, and any sums so advanced shall be paid to Landlord 14 days after Landlord provides Tenant of written notice thereof. Further, if Tenant shall fail to pay the Rent pursuant to Section 3.01 or the Additional Rent within 14 days after being due and receiving a written demand therefor, Landlord shall have the right to recover the Rent owed (together with any applicable late fee) and to reenter and take possession of the Premises and cancel and annul the remainder of this Lease. If Tenant defaults in any condition or covenant of the Lease or in performing the same, and fails to correct such default within 14 days of receiving the written notice of Landlord thereof, Landlord may, at its option, terminate this Lease; provided that such default is a default that by its nature is curable within such 14-day period. In the event that Landlord cancels, annuls or terminates the Lease pursuant to a breach or default of this Lease by Tenant, Landlord shall not be deemed to have accepted a surrender of the Premises; rather, Landlord shall be entitled to relet the Premises to a third party on commercially reasonable terms and to recover from Tenant the difference, if any, in the Rent payable hereunder and the rent received from such reletting, in addition to any other remedies at law, in equity and/or in this Lease.

        Section 14.02 Breach or Default by Landlord. If Landlord defaults in any condition or covenant of the Lease or in performing the same, and fails to correct such default within 14 days of receiving written notice of Tenant thereof, Tenant may, at its option and in addition to any other remedies at law, in equity and/or in this Lease, terminate this Lease on the condition that such default is by its nature curable within such 14-day period.

ARTICLE XV
TAXES

        Section 15.01 Realty Taxes. Landlord shall pay all real property taxes which have been or may be assessed by any lawful authority against the Premises. Tenant shall reimburse Landlord for the real property taxes related to the Premises as Additional Rent as provided for in Section 3.02.

        Section 15.02 Personal Property Taxes. Tenant shall be liable for the payment of all taxes levied against any of Tenant's personal property or trade fixtures placed in, on, or about the Premises, including, without limitation, the shelves, counters, vaults, vault doors, wall safes, partitions, machinery, and electrical or electronic equipment. If Landlord is required to pay any of such taxes, Tenant upon demand shall promptly reimburse Landlord therefor.

ARTICLE XVI
INSURANCE

        Section 16.01 Liability Insurance. From the Commencement Date until the expiration of this Lease, Tenant shall carry and keep in full force and effect at all times for the protection of Landlord and Tenant, comprehensive general liability insurance for bodily injury, death, and damage to the property of others, including Tenant's legal liability for Tenant's indemnification obligations owed to Landlord under Sections 9.01 and 12.01 of this Lease, with minimum limits of coverage of at least $2,000,000 for each occurrence of property damage and bodily injury with an aggregate of $5,000,000. Notwithstanding the foregoing, Landlord shall have the right to require Tenant to increase the minimum limits of coverage set forth above, from time to time, to the standard limits of coverage required for comparable property in the Hudson, New Hampshire area.

        During the Prime Term or any Additional Term of the Lease, Landlord shall maintain property insurance on the Premises, excluding coverage of all Tenant's personal property located on or in the Premises. Such insurance shall also include insurance against loss of rents, in an amount equal to the Rent and Additional Rent, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall name Landlord as named insured. Tenant shall reimburse Landlord for the insurance as Additional Rent pursuant to Section 3.02 of this Lease. If the insurance premiums are increased after the Commencement Date due to an increase in the value of the Premises or its replacement cost, or due to Tenant's use of the Premises or any improvements installed by Tenant, Landlord shall notify Tenant in writing and Tenant shall pay such increase within ten (10) days of Tenant's receipt of Landlord's written notice of such increase. If, however, Landlord elects to maintain a policy or policies of terrorism insurance on the Premises, Tenant shall not be required to reimburse Landlord for any premiums allocable to such insurance policies.

        Section 16.02 Fire and Casualty Insurance. Tenant shall obtain and maintain in full force and effect at all times insurance policies against fire, theft, vandalism, malicious mischief, leakage, and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the Hudson, New Hampshire area, insuring all of the improvements comprising the Premises, as well as Tenant's improvements in the Premises, in an amount equal to not less than the full replacement value thereof.

        Section 16.03 Policy Requirements. All insurance policies carried by Tenant pursuant to this Article XVI, and any other insurance policies carried by Tenant with respect to the Premises, shall: (i) be designated as "Primary" and be issued in form acceptable to Landlord by good and solvent insurance companies licensed to do business in the State of New Hampshire and reasonably satisfactory to Landlord; (ii) name Landlord and any other parties in interest, from time to time designated by notice from Landlord to Tenant, as an additional insured; (iii) provide for at least 30 days prior written notice to Landlord of any cancellation or material alteration of such policy or of any defaults thereunder; (iv) contain an express waiver of any right of subrogation by the insurance company against Landlord and Landlord's employees and agents; (v) be adjusted each year pursuant to reported replacement cost values; and (vi) have such other form and content as Landlord may reasonably require. On the Commencement Date, Tenant shall provide Landlord with a Certificate of Insurance reciting the foregoing as evidence of such coverage.

ARTICLE XVII
BANKRUPTCY, WAIVER OR DEFAULT

        Section 17.01 Bankruptcy, Waiver, or Default. In the event Tenant files a voluntary petition in bankruptcy, makes assignment for the benefit of creditors, or is adjudged to be a bankrupt, or if a receiver, trustee, or custodian is appointed for Tenant by any court, or if Tenant files any petition for relief under any section of the bankruptcy laws of the United States now in force or hereafter enacted, or if Tenant takes advantage of any insolvency act, or if the interest of Tenant shall be sold under any execution or other legal process issued out of any court, or if Tenant shall abandon or vacate the Premises during the Prime Term or, if applicable, Additional Term of this Lease, or if Tenant shall breach any promise or covenant herein, than in any such event it shall be lawful for Landlord at any time thereafter, at its option upon 14 days written notice to Tenant, to re-enter said premises and again have possession thereof and occupy the same as if this Lease had not been made, and thereupon this Lease shall cease and become null and void. In the event that Landlord so re-enters or takes possession of the Premises, as provided herein, Landlord shall not be deemed to have accepted a surrender of the Premises, rather Landlord shall be entitled to re-let the Premises to a third party on commercially reasonable terms and to recover from Tenant the difference, if any, in the Rent payable hereunder and the rent received from such re-letting.

ARTICLE XVIII
SUBORDINATION

        Section 18.01 Subordination. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust, and other instruments in the nature of a mortgage, now or at any time hereafter recorded, other than the Mortgage and Promissory Note dated July 28, 1982 between Hi-Tension Realty Corporation, Mortgagor, and Ernest Chalifoux, Ethel Chalifoux and Mildred Chalifoux, Mortgagees, which Landlord has represented and does represent to Tenant is invalid, and Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage. Notwithstanding anything in this Lease to the contrary, a condition precedent to the effectiveness of the subordination described in this paragraph shall be that the holder of any mortgage, ground lease, or other security instrument to which this Lease is to be subordinated or to whom Tenant is to attorn, shall agree pursuant to a written agreement (hereinafter referred to as a "Non-Disturbance Agreement") delivered to Tenant, that (i) so long as Tenant is not in default under this Lease (beyond any period given to Tenant hereunder to cure such default), Tenant's use and occupancy of the Premises and its rights under this Lease shall not be disturbed or affected by the termination of such ground or underlying lease prior to the expiration or termination of this Lease or by any foreclosure or other action (or by the delivery or acceptance of a deed or other conveyance or transfer in lieu thereof) which may be instituted or undertaken in order to enforce any right or remedy available to the holder of such instrument, (ii) Tenant shall not be named as a party defendant in any foreclosure, summary, or any other action commenced by any such ground or underlying lessor or secured party, and (iii) any party succeeding to the interest of Landlord as a result of any such enforcement action or otherwise shall be bound to Tenant, and Tenant shall be bound to it, under all of the terms, covenants, and conditions of this Lease with the same force and effect as if such party were the original Landlord under this Lease. Landlord covenants and agrees that it will obtain and deliver to Tenant a Non-Disturbance Agreement in accordance with the foregoing provisions from the then holder(s) of any mortgage, deed of trust, ground lease, or other security instrument affecting the Premises.

ARTICLE XIX
MISCELLANEOUS

        Section 19.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

        if to Landlord:

    BAE SYSTEMS, IEWS
    PO Box 868; MER12-1506
    Nashua, NH 03061-0868
    Attention: Brian A. Hammar
    Facsimile: (603) 885-6415

        with a copy to:

    BAE SYSTEMS, IEWS
    PO Box 868; NHQ1-719
    Nashua, NH 03061-0868
    Attention: Thomas X. Tsirimokos, Esq
    Facsimile: (603) 885-2167

        if to Tenant:

    Benchmark Electronics, Inc.
    3000 Technology Drive
    Angleton, Texas 77515
    Attention: President and Chief
                              Operating Officer
    Facsimile: (979) 848-5269

        with a copy to:

    Benchmark Electronics, Inc.
    3000 Technology Drive
    Angleton, Texas 77515
    Attention: Legal Department
    Facsimile: (979) 848-5225

or to such addresses or telecopy numbers and with such other copies, as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 19.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 19.01.

        Section 19.02 Eminent Domain. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the Prime Term or, if applicable, Additional Term of this Lease shall cease on the part so taken from the day that possession of that part shall be required for any purpose by said public authority, and the Rent and the Additional Rent shall be paid up to that day, and if such portion of the Premises are so taken as to, in Tenant's opinion, destroy the usefulness of the Premises for the purpose for which the Premises were leased, then, from that day, Tenant shall have the right either to terminate this Lease and declare the same null and void, or to continue in the possession of the remainder of the same under the terms herein provided, except that the Rent shall be reduced in proportion to the amount of the Premises taken based on the value of the portion taken to the value of the remaining part. All damages awarded for such taking shall belong to and be the property of Landlord, including such damages as shall be awarded as compensation for diminution in value to the leasehold, provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for Tenant's furnishings or Tenant's business relocation expenses.

        Section 19.03 Destruction of Premises. If, during the Prime Term or, if applicable, Additional Term of this Lease, the Premises are totally or partially destroyed from any cause, rendering the Premises totally or partially inaccessible or unusable, Landlord shall restore the destruction if the restoration can be made under the existing laws and can be completed within 120 working days after the destruction. Such destruction shall not terminate the Lease. During the period that the Premises are being restored Tenant shall neither pay nor owe the Rent pursuant to either Section 3.01 or the Additional Rent to Landlord. If the restoration cannot be made within 120 days, then within 10 days after such destruction Tenant or Landlord can terminate this Lease immediately by giving written notice and neither party shall have any further obligation to the other with respect to this Lease except for those obligations which, by their nature, survive the expiration or termination of the Lease.

        Section 19.04 Entire Agreement. Except as otherwise expressly written, this Lease contains all representations, understandings, agreements and commitments of Landlord and Tenant pertaining to the subject matter herein and except as they relate to, and are carried over from, the Parties' rights and obligations under the Original Lease, supersedes any previous agreement, whether verbal or written, regarding the subject matter herein.

        Section 19.05 Applicable Law; Jurisdiction. This Lease shall be construed in accordance with the laws of the State of New Hampshire without reference to the conflicts of laws principles thereof. The forum for any disputes arising hereunder shall be a court of competent jurisdiction sitting in the State of New Hampshire, and by executing this Lease, Landlord and Tenant consent to such jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed on the date first above written.

LANDLORD:

BAE SYSTEMS INFORMATION AND ELECTRONIC SYSTEMS INTEGRATION INC.
By:	/s/ THOMAS E. FITZPATRICK (SEAL) Name: Thomas E. Fitzpatrick Title: Vice President Mission Success & Product

        TENANT:

BENCHMARK ELECTRONICS, INC.
By:	/s/ DONALD E. NIGBOR (SEAL) Name: Donald E. Nigbor Title: Chief Executive Officer

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  Exhibit 10.18
PTP-2 LEASE
ARTICLE I TERM
ARTICLE II THE PREMISES
ARTICLE III RENT
ARTICLE IV SIGNS
ARTICLE V TRANSFER AND SUBLETTING
ARTICLE VI SURRENDER OF PREMISES
ARTICLE VII SALE OF PREMISES
ARTICLE VIII IMPROVEMENTS TO PREMISES
ARTICLE IX LIABILITY
ARTICLE X INSPECTION
ARTICLE XI INDEMNIFICATION
ARTICLE XII MAINTENANCE
ARTICLE XIII ENVIRONMENTAL SAFETY
ARTICLE XIV BREACH
ARTICLE XV TAXES
ARTICLE XVI INSURANCE
ARTICLE XVII BANKRUPTCY, WAIVER OR DEFAULT
ARTICLE XVIII SUBORDINATION
ARTICLE XIX MISCELLANEOUS